Exhibit 99

Gabelli Accelerates Vesting of Stock Options

    RYE, N.Y.--(BUSINESS WIRE)--June 13, 2005--Gabelli Asset Management Inc. (NYSE: GBL) announced today that its Board of Directors has approved the accelerated vesting of all unvested stock options. As of May 31, 2005, there were 552,000 unvested options, the majority of which are scheduled to vest in the first half of 2006. These options will now vest on July 1, 2005.
    As previously disclosed, the Company adopted SFAS No. 123, "Accounting for Stock Based Compensation" on January 1, 2003 and SFAS No. 123(R), "Share-Based Payment" on January 1, 2005. The unvested stock options that will now vest on July 1, 2005 were all granted subsequent to January 1, 2003. The vesting of these options provides Gabelli the flexibility to settle the options or repurchase the shares underlying the options in a more effective and timely manner.
    In accordance with SFAS No. 123(R), the acceleration of vesting will result in the recognition of approximately $1.8 million of additional compensation expense during the second quarter 2005. This amount would normally have been expensed over the remaining estimated life of the options. This will reduce fully diluted earnings per share by approximately $0.03 per share in the second quarter 2005 versus the prior year quarter. However, future quarters will no longer have stock option related compensation expense. Earnings will be higher by approximately $0.01 per fully diluted share in both the third and fourth quarter of 2005 as compared to the prior year quarters. For the full year 2006, the impact of this acceleration of stock option related compensation expense in 2005 and the subsequent reduction in 2006 will amount to incremental earnings of $0.05 per fully diluted share versus 2005.
    Gabelli Asset Management Inc., through its subsidiaries, manages approximately $28.0 billion in assets of private advisory accounts (GAMCO), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Investment Partnerships).

    SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    Our disclosure and analysis in this press release contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

    CONTACT: Gabelli Asset Management Inc.
             Michael R. Anastasio, 914-921-5147
             For further information please visit:
             www.gabelli.com